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                                                                     EXHIBIT 21





                         SUBSIDIARIES OF THE REGISTRANT



The following is a list of subsidiaries of the Registrant:

     Registrant and Parent:
        Rowan Companies, Inc.
     Wholly-Owned Subsidiaries of Registrant:
        Era Aviation, Inc., a Washington corporation
        Rowan International, Inc., a Panamanian corporation
        Rowandrill, Inc., a Texas corporation
        Atlantic Maritime Services, Inc., a Texas corporation
        Rowan Petroleum, Inc., a Texas corporation
        LeTourneau, Inc., a Texas corporation





Note: Certain subsidiaries have been omitted from this listing because such subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.